For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2022 Third Quarter Results

- Sales increased 9% to $4.09 billion, organic sales increased 11%
- Segment operating margin was 20.3% as reported, or 22.7% adjusted
- Adjusted segment operating margin increased 130 bps vs. prior year
- Net income was $348.0 million, or $630.2 million adjusted
- EPS were $2.67 as reported, or $4.83 adjusted
- Company recently announced a 29% increase to the quarterly cash dividend
- Fiscal 2022 adjusted EPS guidance increased

CLEVELAND, May 5, 2022 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2022 third quarter ended March 31, 2022. Fiscal 2022 third quarter sales were an all-time record at $4.09 billion, an increase of 9%, compared with $3.75 billion in the third quarter of fiscal 2021. Net income was $348.0 million, compared with $473.2 million in the prior year quarter. Fiscal 2022 third quarter adjusted net income was $630.2 million, compared with $541.9 million in the third quarter of fiscal 2021. Adjustments include a non-cash, pre-tax loss of $247 million in the fiscal 2022 third quarter on the deal contingent forward contracts related to the previously announced acquisition of Meggitt plc. Earnings per share were $2.67, compared with $3.60 in the third quarter of fiscal 2021. Adjusted earnings per share increased 17% to a record of $4.83, compared with adjusted earnings per share of $4.12 in the prior year quarter. Fiscal year-to-date cash flow from operations was $1.55 billion, or 13.3% of sales, compared with $1.88 billion, or 18.1% of sales, in the prior year period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

"We delivered another quarter of outstanding performance, demonstrating our teams’ continued execution at impressive levels despite the persistence of supply chain and global economic challenges," said Chairman and Chief Executive Officer, Tom Williams. "We reported quarterly sales that eclipsed $4 billion for the first time. Healthy demand combined with ongoing execution of The Win Strategy™ contributed to strong adjusted total segment operating margin at 22.7%, a 130-basis point improvement compared with the prior year period. We also reported record adjusted EBITDA, adjusted net income and adjusted earnings per share in the quarter. These outstanding results reflect the extraordinary efforts of our team members."

Regarding the war in Ukraine, the events there continue to devastate the lives of many people. Actions were taken in response to the war during the third quarter as Parker immediately suspended all shipments to and from Russia, and subsequently closed its office and warehouse facility in Moscow, Russia. This resulted in a pre-tax charge of approximately $20 million during the quarter. Going forward, this represents an immaterial impact to sales.

Segment Results
Diversified Industrial Segment: North American third quarter sales increased 15% to $2.01 billion and operating income was $414.0 million compared with $336.6 million in the same period a year ago. International third quarter sales increased 4% to $1.44 billion and operating income was $298.5 million compared with $274.4 million in the same period a year ago.

Aerospace Systems Segment: Third quarter sales increased 6% to $632.3 million and operating income was $119.0 million compared with $102.3 million in the same period a year ago.

Parker reported the following orders for the quarter ending March 31, 2022, compared with the same quarter a year ago:
· Orders increased 14% for total Parker
· Orders increased 23% in the Diversified Industrial North America businesses
· Orders increased 9% in the Diversified Industrial International businesses
· Orders decreased 4%* in the Aerospace Systems Segment on a rolling 12-month average basis.
*Aerospace orders increased approximately 20% excluding sizable multi-year military orders in the prior period.

Update on Regulatory Clearances Related to the Acquisition of Meggitt PLC
The company continues to make progress on FDI and antitrust regulatory approvals. Completion of the transaction is still expected during the third quarter of calendar year 2022. For copies of all announcements and further information, please visit the dedicated transaction microsite at www.aerospacegrowth.com.

Outlook
For the fiscal year ending June 30, 2022, the company has updated guidance for earnings per share to the range of $13.00 to $13.30, or $18.00 to $18.30 on an adjusted basis. Guidance assumes organic sales growth of approximately 11% compared with the prior year. COVID-19 related shutdowns in China are estimated to reduce sales by $100 million and EPS by $0.24 in the fourth quarter.

Fiscal year 2022 guidance is adjusted on a year-to-date pre-tax basis for acquisition-related expenses of $84 million, a loss of $396 million on deal contingent forward contracts related to the acquisition of Meggitt plc and Russia liquidation expenses of $20 million. Adjustments also include expected business realignment expenses of approximately $20 million, LORD costs to achieve of approximately $5 million and acquisition-related intangible asset amortization of approximately $315 million. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, “Despite supply chain, labor and inflationary pressures, we expect to finish the year with a record level of financial performance, giving us a solid foundation to achieve new five-year targets for fiscal year 2027, announced at our Investor meeting in March 2022. We are pleased with the continued progress being made towards meeting all the conditions required to complete the Meggitt acquisition. Through continued execution of our strategy, the ongoing transformation of our portfolio and our strong alignment with the positive secular trends of aerospace, digital, electrification and clean technologies, we see a promising future for Parker."

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2022 third quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 66 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures
This press release contains references to non-GAAP financial information including (a) adjusted net income; (b) adjusted earnings per share; (c) adjusted total segment operating margin; (d) EBITDA margin; (e) adjusted EBITDA margin and (f) organic sales growth. The adjusted net income, earnings per share and total segment operating margin measures are presented to allow investors and the company to meaningfully evaluate changes in net income, earnings per share and total segment operating margin on a comparable basis from period to period. This press release also contains references to EBITDA, EBITDA margin and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, EBITDA margin and adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period. Comparable descriptions of record adjusted results in this release refer only to the period from the first quarter of FY2011 to the periods presented in this release. This period coincides with recast historical financial results provided in association with our FY2014 change in segment reporting. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Often but not always, these statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Neither Parker nor any of its respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from past performance or current expectations.

The risks and uncertainties in connection with such forward-looking statements related to the proposed acquisition of Meggitt include, but are not limited to, the occurrence of any event, change or other circumstances that could delay or prevent the closing of the proposed acquisition, including the failure to satisfy any of the conditions to the proposed acquisition; the possibility that in order for the parties to obtain regulatory approvals, conditions are imposed that prevent or otherwise adversely affect the anticipated benefits from the proposed acquisition or cause the parties to abandon the proposed acquisition; adverse effects on Parker’s common stock because of the failure to complete the proposed acquisition; Parker’s business experiencing disruptions due to acquisition-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the proposed acquisition will not be realized or will not be realized within the expected time period, due to unsuccessful implementation strategies or otherwise; and significant transaction costs related to the proposed acquisition.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully business and operating initiatives, including the timing, price and execution of share repurchases and other capital initiatives; availability, cost increases of or other limitations on our access to raw materials, component products and/or commodities if associated costs cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; legal and regulatory developments and changes; compliance costs associated with environmental laws and regulations; potential supply chain and labor disruptions, including as a result of labor shortages; threats associated with international conflicts and efforts to combat terrorism and cyber security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; local and global political and competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates (including fluctuations associated with any potential credit rating decline) and credit availability; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; changes in consumer habits and preferences; government actions, including the impact of changes in the tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof; and large scale disasters, such as floods, earthquakes, hurricanes, industrial accidents and pandemics. Readers should consider these forward-looking statements in light of risk factors discussed in Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and other periodic filings made with the SEC.

###

PARKER HANNIFIN CORPORATION - MARCH 31, 2022				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands, except per share amounts)	2022	2021*	2022	2021*
Net sales	$4,086,387	$3,746,326	$11,673,776	$10,388,771
Cost of sales	2,927,991	2,712,785	8,406,613	7,617,399
Selling, general and administrative expenses	412,431	386,831	1,200,906	1,113,254
Interest expense	63,272	60,830	183,982	189,778
Other expense (income), net	248,704	(13,460)	386,217	(122,066)
Income before income taxes	433,989	599,340	1,496,058	1,590,406
Income taxes	85,901	126,101	308,778	348,514
Net income	348,088	473,239	1,187,280	1,241,892
Less: Noncontrolling interests	71	86	506	585
Net income attributable to common shareholders	$348,017	$473,153	$1,186,774	$1,241,307

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.71	$3.67	$9.23	$9.63
Diluted earnings per share	$2.67	$3.60	$9.10	$9.50

Average shares outstanding during period - Basic	128,426,675	129,085,563	128,549,040	128,935,696
Average shares outstanding during period - Diluted	130,343,581	131,377,933	130,438,593	130,626,600

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Amounts in dollars)	2022	2021	2022	2021
Cash dividends per common share	$1.03	$0.88	$3.09	$2.64

RECONCILIATION OF ORGANIC GROWTH
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Sales growth - as reported	9.1%	1.2%	12.4%	(1.4)%
Adjustments:
Currency	(2.0)%	2.2%	(0.8)%	1.4%
Acquisitions	—%	—%	—%	3.7%
Organic sales growth	11.1%	(1.0)%	13.2%	(6.5)%

PARKER HANNIFIN CORPORATION - MARCH 31, 2022				Exhibit 99.1
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS TO ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2022	2021*	2022	2021*
Net income attributable to common shareholders	$348,017	$473,153	$1,186,774	$1,241,307
Adjustments:
Acquired intangible asset amortization expense	78,865	81,253	237,377	244,193
Business realignment charges	3,152	5,602	9,811	40,070
Integration costs to achieve	933	2,655	2,942	10,194
Acquisition-related expenses	12,724	—	84,065	—
Loss on deal-contingent forward contracts	246,983	—	396,365	—
Gain on sale of land	—	—	—	(100,893)
Russia liquidation	20,057	—	20,057	—
Tax effect of adjustments[1]	(80,557)	(20,767)	(168,337)	(43,505)
Adjusted net income attributable to common shareholders	$630,174	$541,896	$1,769,054	$1,391,366

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Amounts in dollars)	2022	2021*	2022	2021*
Earnings per diluted share	$2.67	$3.60	$9.10	$9.50
Adjustments:
Acquired intangible asset amortization expense	0.61	0.62	1.82	1.87
Business realignment charges	0.02	0.04	0.07	0.30
Integration costs to achieve	0.01	0.02	0.03	0.07
Acquisition-related expenses	0.10	—	0.65	—
Loss on deal-contingent forward contracts	1.89	—	3.03	—
Gain on sale of land	—	—	—	(0.77)
Russia liquidation	0.15	—	0.15	—
Tax effect of adjustments[1]	(0.62)	(0.16)	(1.29)	(0.32)
Adjusted earnings per diluted share	$4.83	$4.12	$13.56	$10.65

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - MARCH 31, 2022				Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2022	2021*	2022	2021*
Net sales	$4,086,387	$3,746,326	$11,673,776	$10,388,771

Net income	$348,088	$473,239	$1,187,280	$1,241,892
Income taxes	85,901	126,101	308,778	348,514
Depreciation	63,832	69,295	194,945	204,615
Amortization	78,865	81,253	237,377	244,193
Interest expense	63,272	60,830	183,982	189,778
EBITDA	639,958	810,718	2,112,362	2,228,992
Adjustments:
Business realignment charges	3,152	5,602	9,811	40,070
Integration costs to achieve	933	2,655	2,942	10,194
Acquisition-related expenses	12,724	—	84,065	—
Loss on deal-contingent forward contracts	246,983	—	396,365	—
Gain on sale of land	—	—	—	(100,893)
Russia liquidation	20,057	—	20,057	—
Adjusted EBITDA	$923,807	$818,975	$2,625,602	$2,178,363

EBITDA margin	15.7%	21.6%	18.1%	21.5%
Adjusted EBITDA margin	22.6%	21.9%	22.5%	21.0%

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2022	2021*	2022	2021*
Net sales
Diversified Industrial:
North America	$2,014,715	$1,758,383	$5,615,454	$4,853,371
International	1,439,357	1,388,999	4,214,972	3,777,875
Aerospace Systems	632,315	598,944	1,843,350	1,757,525
Total net sales	$4,086,387	$3,746,326	$11,673,776	$10,388,771
Segment operating income
Diversified Industrial:
North America	$413,998	$336,589	$1,085,117	$887,041
International	298,475	274,427	881,206	681,541
Aerospace Systems	119,016	102,303	352,063	279,798
Total segment operating income	831,489	713,319	2,318,386	1,848,380
Corporate general and administrative expenses	57,405	48,089	149,064	123,544
Income before interest expense and other expense	774,084	665,230	2,169,322	1,724,836
Interest expense	63,272	60,830	183,982	189,778
Other expense (income)	276,823	5,060	489,282	(55,348)
Income before income taxes	$433,989	$599,340	$1,496,058	$1,590,406

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - MARCH 31, 2022				Exhibit 99.1
RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	March 31, 2022		March 31, 2021
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$831,489	20.3%	$713,319	19.0%
Adjustments:
Acquired intangible asset amortization expense	78,865		81,253
Business realignment charges	3,089		5,445
Integration costs to achieve	933		2,655
Russia liquidation	12,827		—
Adjusted total segment operating income	$927,203	22.7%	$802,672	21.4%

	Nine Months Ended		Nine Months Ended
	March 31, 2022		March 31, 2021
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$2,318,386	19.9%	$1,848,380	17.8%
Adjustments:
Acquired intangible asset amortization expense	237,377		244,193
Business realignment charges	9,748		37,890
Integration costs to achieve	2,942		10,194
Russia liquidation	12,827		—
Adjusted total segment operating income	$2,581,280	22.1%	$2,140,657	20.6%

PARKER HANNIFIN CORPORATION - MARCH 31, 2022			Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	March 31,	June 30,	March 31,
(Dollars in thousands)	2022	2021	2021*
Assets
Current assets:
Cash and cash equivalents	$467,711	$733,117	$489,600
Marketable securities and other investments	38,561	39,116	40,270
Trade accounts receivable, net	2,357,244	2,183,594	2,118,437
Non-trade and notes receivable	327,186	326,315	309,568
Inventories	2,330,242	2,090,642	2,048,971
Prepaid expenses and other	2,708,750	243,966	193,019
Total current assets	8,229,694	5,616,750	5,199,865
Property, plant and equipment, net	2,174,237	2,266,476	2,249,122
Deferred income taxes	144,506	104,251	125,382
Investments and other assets	787,986	774,239	791,221
Intangible assets, net	3,254,062	3,519,797	3,595,182
Goodwill	7,954,835	8,059,687	8,031,586
Total assets	$22,545,320	$20,341,200	$19,992,358

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$1,923,860	$2,824	$186,388
Accounts payable, trade	1,732,421	1,667,878	1,551,460
Accrued payrolls and other compensation	418,876	507,027	430,008
Accrued domestic and foreign taxes	276,159	236,384	204,241
Other accrued liabilities	1,055,348	682,390	664,550
Total current liabilities	5,406,664	3,096,503	3,036,647
Long-term debt	6,229,654	6,582,053	6,571,908
Pensions and other postretirement benefits	904,332	1,055,638	1,777,137
Deferred income taxes	448,583	553,981	452,849
Other liabilities	583,228	639,355	631,702
Shareholders' equity	8,959,866	8,398,307	7,506,388
Noncontrolling interests	12,993	15,363	15,727
Total liabilities and equity	$22,545,320	$20,341,200	$19,992,358

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - MARCH 31, 2022		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2022	2021*
Cash flows from operating activities:
Net income	$1,187,280	$1,241,892
Depreciation and amortization	432,322	448,808
Share incentive plan compensation	109,781	101,907
Gain on sale of business	(1,472)	—
Gain on disposal of property, plant and equipment	(6,782)	(108,449)
Loss (gain) on marketable securities	2,280	(8,489)
Gain on investments	(2,024)	(6,008)
Net change in receivables, inventories and trade payables	(347,086)	125,916
Net change in other assets and liabilities	308,993	94,742
Other, net	(134,854)	(8,914)
Net cash provided by operating activities	1,548,438	1,881,405
Cash flows from investing activities:
Capital expenditures	(158,864)	(136,064)
Proceeds from sale of property, plant and equipment	29,320	132,740
Proceeds from sale of businesses	3,366	—
Purchases of marketable securities and other investments	(20,012)	(30,608)
Maturities and sales of marketable securities and other investments	17,662	71,225
Other	2,766	14,120
Net cash (used in) provided by investing activities	(125,762)	51,413
Cash flows from financing activities:
Net payments for common stock activity	(372,430)	(125,519)
Net proceeds from (payments for) debt	1,622,442	(1,748,818)
Financing fees paid	(52,655)	—
Dividends paid	(398,099)	(341,333)
Net cash provided by (used in) financing activities	799,258	(2,215,670)
Effect of exchange rate changes on cash	106	86,938
Net increase (decrease) in cash, cash equivalents and restricted cash	2,222,040	(195,914)
Cash, cash equivalents and restricted cash at beginning of year	733,117	685,514
Cash, cash equivalents and restricted cash at end of period	$2,955,157	$489,600

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - MARCH 31, 2022	Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2022
Forecasted earnings per diluted share	$13.00 to $13.30
Adjustments:
Business realignment charges	0.15
Costs to achieve	0.04
Acquisition-related intangible asset amortization expense	2.43
Acquisition-related expenses	0.64
Loss on deal-contingent forward contracts	3.04
Russia Liquidation	0.15
Tax effect of adjustments[1]	(1.45)
Adjusted forecasted earnings per diluted share	$18.00 to $18.30

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.